UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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SKYE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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7701 East Gray Road, Suite 104
Scottsdale, Arizona 85260

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of SKYE International, Inc.:

We cordially invite you to the 2010 Annual Meeting of Stockholders (“Annual Meeting”) of SKYE International, Inc. (“SKYE,” “we,” “us,” or “our”).  The meeting is at 8:00 a.m., on Tuesday, August 10, 2010, at the Wingate by Wyndham located at 14255 North 87th Street, Scottsdale, Arizona 85260.

At the Annual Meeting, you will be asked to vote on the following matters:

(1) Approval of amendments to our Articles of Incorporation to increase the number of authorized shares of common stock to 100,000,000 and to create 25,000,000 shares of preferred stock;

(2) The election of the Board of Directors consisting of three Directors to serve for one year and until the election and qualification of their successors;

(3) Ratification of the appointment of Mantyla McReynolds LLC as our independent registered public accounting firm for 2010; and

(4) Transaction of such other matters as may properly come before the Annual Meeting or any adjournments and postponements thereof.

Common stockholders of record at the close of business on July 7, 2010 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Thaddeus (Ted) F. Marek
Secretary/Treasurer and Director

July 19 , 2010

This Notice of 2010 Annual Meeting and the attached Information Statement dated July 19 , 2010 should be read in combination with SKYE’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and quarterly report on Form 10-Q for the quarter ended March 31, 2010.  Collectively, these documents contain all of the information and disclosures required in connection with the 2010 Annual Meeting of Stockholders.  Copies of all these materials can be found in http://skyeinternational.investorroom.com.

7701 East Gray Road, Suite 104
Scottsdale, Arizona 85260

INFORMATION STATEMENT
For the Annual Meeting of Stockholders to be held on
Tuesday, August 10, 2010, at 8:00 a.m.,
at Wingate by Wyndham, 14255 North 87th Street, Scottsdale, Arizona  85260

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement is being furnished to the stockholders of SKYE International, Inc., a Nevada corporation (“SKYE,” “we,” “us,” “our,” or the “Company”) regarding our resolutions to approve amendments to our Articles of Incorporation, elect directors for the coming year and retain Mantyla McReynolds LLC as our independent registered public accounting firm for the coming year.  These resolutions have been adopted by our Board of Directors in accordance with statutes governing Nevada corporations (the “Nevada Law”) and will be presented to an annual meeting of our stockholders to be held on August 10, 2010, as outlined in the Notice of 2010 Annual Meeting of Stockholders (the “Annual Meeting”) that accompanies this Information Statement.

The Company’s majority stockholders who own in excess of 61.5% of our outstanding voting securities (the “Majority Stockholders”) have indicated that they will vote in favor of these resolutions.  No other votes were required or necessary to approve the amendments to our Articles of Incorporation, elect directors for the coming year or retain Mantyla McReynolds LLC as our independent registered public accounting firm for the coming year, and none are being solicited hereunder.

Important Notice of Internet Availability of Information Statement and Related Materials

As permitted by the federal securities laws, we are making this Information Statement, Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 available to our stockholders primarily via the Internet instead of mailing printed copies of these materials to each stockholder.  On or about July 20 , 2010, we intend to mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability, or “Notice,” containing instructions on how to access these materials, including the Information Statement, Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  We intend to make this Information Statement available to our stockholders on or about July 20 , 2010.  This Information Statement, Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 are available for viewing on the Internet at:  http://skyeinternational .investorroom.com.

If you received a Notice by mail, you will not receive a printed copy of the Annual Meeting materials by mail unless you request printed materials.  If you wish to receive printed materials, you should follow the instructions for requesting such materials contained in the Notice.

QUORUM AND VOTING REQUIREMENTS

Quorum Requirement

A majority of the voting power that is present, in person or by proxy, regardless of whether the proxy has authority to vote on all matters, shall constitute a quorum at a meeting of stockholders.  If less than a quorum is represented at a meeting, a majority of the shares so represented may adjourn the meeting without further notice for a period not to exceed 60 days at any one adjournment.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.  The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of stockholders so that less than a quorum remains.

Vote Required

If a quorum is present, action by the stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.  Each outstanding share, regardless of class, shall be entitled to one vote, and each fractional share shall be entitled to a corresponding fractional vote on each matter submitted to a vote at a meeting of stockholders, except as may be otherwise provided in the Articles of Incorporation or in the resolution providing for the issuance of the stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation.  Cumulative voting shall not be allowed.

Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Approval of the amendments to the Articles of Incorporation requires the approval of a majority of the voting power.

In determining the number of votes cast for or against a proposal, shares abstaining from voting on a matter (including elections) will not be treated as a vote for or against the proposal.  A non-vote by a broker will be treated as if the broker never voted, but a non-vote by a stockholder will be counted as a vote “for” the management’s position.

BENEFICIAL OWNERSHIP AND OTHER MATTERS

Record Date

The record date for determining the stockholders entitled to vote at the Annual Meeting was the close of business on July 7, 2010 (the “Record Date”), at which time we had issued and outstanding 16,277,323 shares of common stock, $0.001 par value (the “Common Stock”).  The shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Annual Meeting.

Beneficial Ownership

The following table sets forth certain information regarding beneficial ownership of our Common Stock on July 7, 2010 by each person who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock and our current directors and executive officers.

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership	Percent of Class for Vote (2)
Steven G. Mihaylo P.O. Box 19790 Reno, Nevada 89511	11,000,000 (3)	41.9%

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership	Percent of Class for Vote (2)
Perry D. Logan P.O. Box 35080 Las Vegas, Nevada 89133	4,883,574 (4)	28.3%
Thaddeus (Ted) F. Marek 12210 N. 76th Place Scottsdale, Arizona 85260	4,747,676 (5)	27.5%
Gregg C. Johnson 28, 38311 RGE. RD. 270 Red Deer, Alberta, Canada T4E 1B5	2,013,639 (6)	11.7%
Wesley G. Sprunk	320,463	2.0%
L. Fred Huggins Jr.	57,100	0.4%
David P. Allen	0	0.0%
Officers and directors as a group (5 persons)	11,008,813 (7)	60.2%
_______________
(1)
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, it is anticipated that each person named in the table will have sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Based on 16,277,323 shares of Common Stock outstanding as of July 7, 2010.
(3)
Owned of record by the Steven G. Mihaylo Trust.  Includes 6,000,000 shares issuable upon conversion of amounts owed under the Convertible Debenture between SKYE and the Steven G. Mihaylo Trust (beneficially owned by Steven G. Mihaylo) and 4,000,000 shares issuable upon conversion of debt to common shares under a Debtor-in-Possession Financing Agreement, dated as of December 15, 2009 with Summit Growth Management, LLC (beneficially owned by Steven G. Mihaylo).

(4)	Includes shares held of record by Perry and Rose Logan as Joint Tenants and includes 1,000,000 shares issuable upon exercise of vested stock options.
(5)
Includes shares held of record by Ted Marek Family Trust and shares held of record by Ted Marek Real Estate Defined Benefit Pension Plan and includes 1,000,000 shares issuable upon exercise of vested stock options.

(6)	Includes 1,000,000 shares issuable upon exercise of vested stock options.
(7)	Includes 2,000,000 shares issuable upon exercise of vested stock options.

Changes in Control

There are no agreements known to management that may result in a change of control of the Company.

Interests of Directors and Officers in Matters to be Acted Upon

Other than the election of the nominated directors, no director or officer, or associate of any director or officer or any other person will receive extra or special benefit from the matters described herein which is not shared on a pro rata basis by all other holders of securities of the same class in accordance with their respective interests.

ITEM 1. INCREASE IN AUTHORIZED CAPITAL

The first item to be acted upon at the Annual Meeting is the approval of amendments to our Articles of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 and to create 25,000,000 shares of preferred stock.  The Company’s authorized currently consists of 25,000,000 shares of Common Stock.

Common Stock.  The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  We do not have cumulative voting rights in the election of directors.  Subject to preferences that may be granted to any then outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the shareholders.  In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.  Holders of Common Stock have no preemptive or other subscription or conversion rights.  There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock.  The proposed amendment would create 25,000,000 shares of preferred stock, $0.001 par value per share.  The Board of Directors would be authorized to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders.  Any shares of preferred stock so issued would have priority over our Common Stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our Common Stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our Common Stock.  Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.  Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Proposals to Issue Shares.  In our pending Chapter 11 reorganization proceedings, we have submitted a plan of reorganization (the “Plan”).  The bankruptcy court has set a hearing date of August 24, 2010 to confirm the Plan.  Under the terms of the Plan, we may issue shares of Common Stock and preferred stock as follows:

Preferred Stock	Common Stock	Recipients	Terms
Unknown number	5,000,000	Summit Growth Management, LLC
At Summit’s option, debt owing under the Final Post-Confirmation Funding of up to $1,000,000 may be converted into preferred stock of SKYE.  Summit’s preferred series of convertible stock shall have dividend preference (cumulative or accrued dividend equal to 10% per annum), liquidation preference, anti-dilution rights, and conversion rights to common at a ratio based on the ten (10) day moving average of the closing price of SKYE’s Common Stock for the period prior to a call for conversion with a floor of $0.20 per share and a ceiling of $0.25 per share. Anti-dilution provision will provide rights only to purchase any offering in an amount sufficient to retain then current equity participation.

Maximum of 2,284,475 shares	Maximum of 9,137,900 shares	Creditors holding unsecured claims in the total allowed amount of $2,284,475.11
Creditors will be given various repayment alternatives from which to choose, some of which involve the issuance of Common Stock or preferred shares which are convertible into shares of Common Stock.  The preferred shares would be redeemable, pay a dividend of 10% annually, and be convertible into common shares at a price discounted from the trading price at the time, but no lower than $0.25 per share.

Before any shares are issued, the Plan must be confirmed by bankruptcy court.  The court may confirm the Plan if at least one non-insider impaired class of claims has accepted and certain statutory requirements are met as to both non-consenting members within a consenting class of claims and as to dissenting classes of claims.  A class of claims has accepted the Plan when more than one-half in number and at least two-thirds in amount of the allowed claims actually voting, vote in favor of the Plan.  Even if the requisite number of votes to confirm the Plan is obtained, the Plan will not bind the parties unless and until the bankruptcy court makes an independent determination that confirmation is appropriate.

In addition, SKYE has granted options to purchase shares of its Common Stock as compensation.  As of the date of this Information Statement, options to purchase a total of 3,360,000 are outstanding.

The foregoing information as to proposals to issued shares of Common Stock may be summarized as follows:
Shares outstanding	16,277,323
Possible issuance to Summit Growth Management	5,000,000
Possible issuance to creditors	9,137,900
Possible issuance upon exercise of stock options	3,360,000
Total needed	33,775,223
Less authorized number of common shares	-25,000,000
Shortfall	8,775,223

The Board of Directors believes it advisable to authorize a number of shares greater than what is needed at present, so that SKYE will be well-positioned for several years.
The Board believes that the increase in authorized shares of Common Stock and the creation of preferred stock would provide the Company greater flexibility with respect to the Company’s capital structure for purposes including equity financings and stock based acquisitions.  The Board has no plans to issue any shares of Common Stock or preferred stock, other than what is disclosed above.  It does not have any acquisition plans at this time.

Effects of Approving or Rejecting the Proposal.  If this proposal is approved, the additional shares of Common Stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of Common Stock. Although the authorization of additional shares would not, in itself, have any effect on the rights of any holder of our Common Stock, the future issuance of additional shares of Common Stock (other than by way of a stock split or dividend) would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders.

If this proposal is approved, we will not solicit further authorization from our stockholders for the issuance of these shares prior to such issuance, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. Shares of stock that are authorized in our Articles of Incorporation are under the control of our Board and any authorized but unissued shares of stock can generally be issued at the direction of the Board without approval of our officers or the stockholders. Holders of our Common Stock have no preemptive rights to purchase shares of Common Stock that we may later issue.

Other than as set forth above, the Board has no other plans to issue additional shares of Common Stock or preferred stock at this time. However, it is possible that additional shares of Common Stock or preferred stock could be used in the future for various other purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, expanding our business through the acquisition of other businesses or products, and other purposes. We could also use the additional shares of Common Stock and/or preferred stock that would become available for issuance if the Amendment were adopted to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although this proposal to increase the authorized Common Stock and create preferred stock has not been prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which the we might otherwise receive a premium for their shares over then current market prices.

Accordingly, the Board has advised that the Company amend its Articles of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 and to authorize 25,000,000 shares of preferred stock.

ITEM 2. ELECTION OF DIRECTORS

The second item to be acted upon at the Annual Meeting is the election of three directors to our Board of Directors.  Each of the persons elected will serve a term of one year and until the election and qualification of his or her successor.  We are not aware of any material proceedings to which any of the nominee directors, or any associate of any such director, is a party adverse to us or has a material interest adverse to us or to any of our subsidiaries.  Each nominee has consented to being named as a nominee and to serve if elected.

Director candidates were nominated by the Board of Directors.  To date, it has not been necessary to engage a third party search firm to assist in identifying suitable candidates for directors.  The Board of Directors believes that our existing Board members and executive management have sufficient networks of business contacts to form a suitable candidate pool from which nominees may be identified in the future.

If any Director nominee named in this information statement shall become unable or decline to serve (an event which the Board does not anticipate), a substitute may be nominated and elected.

Nominees for Director to be Elected

Name	Age	Current Position with Company
Perry D. Logan	81	Interim Chairman of the Board of Directors, Chief Executive Officer, and President
Thaddeus (Ted) F. Marek	68	Director, Secretary/Treasurer, Chief Financial Officer and Chief Accounting Officer
Wesley G. Sprunk	74	Director

The nominees for election as directors have provided the following information about themselves:

Perry D. Logan, Chairman of the Board, President and CEO, and Member of Corporate Governance Committee

Perry Logan has been a director of the Company since January 2007 and became an officer of the Company in May 2007. His business career is centered predominantly in the automotive industry as an owner of several major dealerships in the greater Phoenix area as well as interests in dealerships in other regions since 1965.  Mr. Logan was one of the earliest investors in the Company since his first investments in 2003.

Mr. Logan has worked closely with the new products that the Company has developed and was instrumental in building the management team to grow the Company.  Mr. Logan is suited to act as a director because of his long history with the Company, as well as his 50-year career of building and managing sales organizations.

Thaddeus (Ted) F. Marek, Secretary/Treasurer, CFO, CAO, Director and Member of Audit Committee and chairman of Corporate Governance Committee

Ted Marek has been a director of the Company since January 2007 and became an officer of the Company in October 2007.  He is currently the Principal and Designated Broker of Ted Marek Real Estate Co., Inc. in Scottsdale, Arizona.  Mr. Marek has been active in the Phoenix commercial real estate market for over 30 years. He has been very instrumental in the movement and placement of automotive dealerships, site selection, sales and acquisitions in the Phoenix Metro area.

Mr. Marek was chosen to act as a director because of his close working knowledge of the Company's products, as well as his 40 years of experience in entrepreneurial start-ups, sales and the management of sales teams.

Wesley G. Sprunk, Director, Member of Corporate Governance and Audit Committees

Wes Sprunk has been a director of the Company since May 2006.  He has been the President of Tire Service Equipment Mfg., Inc. and Saf-Tee Siping & Grooving, Inc. since September 1998. The main office for these companies is in Phoenix, Arizona with manufacturing plants in Alamogordo, New Mexico and Monticello, Minnesota. Tire Service Equipment Mfg., Inc./Saf-Tee Siping & Grooving, Inc. manufactures automotive wheel service equipment and recycling equipment. It markets these products in the U.S. and foreign countries and presently has 300+ distributors. Mr. Sprunk is also a Board member with Amerityre Corporation, a former NASDAQ public company now traded on the Bulletin Board (OTCBB: AMTY) located in Boulder City, Nevada. Amerityre specializes in urethane polycomposites and the company’s mission is to replace rubber in most applications, including tires.

Mr. Sprunk is suited to be a director because of his prior public experience with a NASDAQ listed company, as well as Mr. Sprunk's experience in building and managing a sales and distribution organization with more than 300 distributors.

There are no family relationships between any of our nominee directors.  During the last five years, none of the nominee directors has (i) had any bankruptcy petition filed by or against any business of which such person was an officer; (ii) had any conviction in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Information Regarding the Board of Directors and Certain Committees

Perry D. Logan, our Chief Executive Officer, functions as the interim chairman of the board.  We believe that this leadership structure is appropriate at present due to our limited operations and activities while we are in reorganization.

The Board of Directors’ primary responsibility is to seek to maximize long-term stockholder value.  The Board of Directors selects our management, monitors management and Company performance, and provides advice and counsel to management.  Among other things, the Board of Directors regularly reviews our business strategy and approves our budget.  In fulfilling the Board of Directors’ responsibilities, non-employee directors have full access to our management, external auditors and outside advisers.

The Board of Directors held four meetings during 2009. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the Committees of which the director was a member during 2009.  We expect each member of our Board of Directors to attend the Annual Meeting and all future meetings of stockholders. The Company has never had an annual meeting of stockholders. The Board of Directors has an Audit Committee and a Corporate Governance Committee.

The Audit Committee, currently consisting of Messrs. Marek and Sprunk, provides the opportunity for direct contact between our independent registered public accounting firm and our Board of Directors. Our Board of Directors has determined that one of the members of the committee is independent in accordance with applicable rules of The NASDAQ Global Market and that Mr. Marek meets the SEC criteria of an “audit committee financial expert.” The Audit Committee engages the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, reviews the adequacy of our internal accounting controls and oversees our financial reporting process. The Audit Committee held two meetings during 2009. The Audit Committee does not currently have a written charter or similar document.

The Corporate Governance Committee, currently consisting of Messrs. Logan and Marek, amongst other duties, determines all compensation paid or awarded to our executive officers and senior officers. The Board of Directors has determined that none of its current members is independent in accordance with applicable rules of The NASDAQ Global Market. The Corporate Governance Committee held six meetings during 2009. The Corporate Governance Committee does not currently have a written charter or similar document.

The Company does not have a standing nominating committee or committee performing similar functions. Due to the small size of the Board of Directors, all directors participate in carrying out nominating responsibilities. In identifying qualified individuals to become directors, the Board of Directors selects candidates whose attributes it believes would be most beneficial to the Company. The Board evaluates each individual’s experience, integrity, competence, diversity skills and dedication in the context of the needs to the Board. The Board of Directors generally will require that nominees be persons of sound ethical character, be able to represent all stockholders fairly, have no material conflicts of interest, have demonstrated professional achievement, and have meaningful experience and a general appreciation of the business and industry issues facing the Company. The Board does not have a policy with regard to stockholder nominations; however, it will consider qualified nominees recommended by the stockholders.

Director Compensation

Each of our non-employee directors receives reimbursement for expenses of attendance for each scheduled meeting that requires physical attendance.  There was no compensation paid to any of our directors for our last completed fiscal year.

Conflicts of Interest and Related Party Transactions

Other than as disclosed below, none of the Company’s present directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of the Company’s information and belief, any of its former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders has or had any material interest, direct or indirect, in any transaction or in any proposed transaction which has materially affected or will materially affect the Company.

Other Amounts Owed to Related Parties.  At December 31, 2009, the following amounts were owed to related parties:

Name	Relationship	Amount		Factual Background
Steven D. Mihaylo	Affiliate	$2,000,000	(1)	Unsecured convertible debenture issued in 2008 that accrues interest at 10% per annum and Chapter 11 funds from Summit Growth Management of which Mr. Mihaylo is principal
Ted F. Marek	Officer and director	$164,000	(2)	Short Term note issued in 2008 that was converted to a long term note in 2009 and accrues interest at 10% per annum. $140,000 was owed at December 31, 2008
Perry D. Logan	Officer and director	$369,800	(3)	Long Term note issued in 2009 originally issued as a short term note in 2009 that accrues interest at 10% per annum.
________________
(1)	As of June 30, 2010 the debenture indebtedness was $1,500,000 and the Chapter 11 Funds indebtedness was $1,100,000.
(2)	As of June 30, 2010 the principal balance of the long term note was $164,000.
(3)	As of June 30, 2010 the principal balance of the long term note was $369,800.

On September 17, 2008, we executed a convertible debenture in favor of the Steven G. Mihaylo Trust, as restated, dated December 13, 2001  the (“Mihaylo Trust”) pursuant to which we received a working capital facility of up to $1,500,000 (the “Debenture”).  $900,000 was owed under the debenture at December 31, 2008.  During fiscal 2009 we fully drew down the $1,500,000 available to us under the Debenture and applied such funds towards general working capital purposes including, specifically, funds that enabled us to commence the commercial production and sale of our patented FORTIS™ line of electric tankless water heaters, as well as obtain the certification and commercialization of a suite of products utilizing our patented Paradigm™ technology.  With respect to the $1,500,000 drawn by us under the Debenture, all funds must be repaid on or before the expiration of the Debenture on September 16, 2013 (the “Maturity Date”).  We have agreed to pay interest on any outstanding principal amount under the Debenture at the rate of 10% per annum, compounded annually from the date of each draw, and payable on the Maturity Date.  We have reserved the right to prepay the Debenture without penalty upon giving Notice.  The Mihaylo Trust has the right to convert, at any time, all or any portion of the Debenture into shares of our Common Stock at the conversion rate of $0.25 per share (subject to adjustment in the event of certain corporate restructuring events as described in the terms of the Debenture).  All such shares of Common Stock to be issued pursuant to such conversion shall be restricted securities and thus will not be registered under the Securities Act of 1933.  The entire unpaid and unredeemed balance of the Debenture and all interest accrued and unpaid shall, at the election of the Mihaylo Trust, be and become immediately due and payable upon the occurrence of  certain events of default including: (a) the non-payment when due of principal and interest or of any other payment as provided in the Debenture; (b) if we, excluding any subsidiary or affiliate of ours (i) applies for or consents to the appointment of, or if there shall be a taking of possession by a receiver, custodian, trustee or liquidator for us or any of our property; (ii) become generally unable to pay our debts as they become due; (iii) make a general assignment for the benefit of creditors or becomes insolvent; (iv) file or are served with any petition for relief under the Bankruptcy Code or any similar federal or state statute; or (v) default with respect to any evidence of indebtedness or liability for borrowed money, or any such indebtedness shall not be paid as and when due and payable, and (c) any failure to issue and deliver shares of Common Stock as provided in the Debenture.

On December 16, 2009, SKYE executed a $2,000,000 Debtor in Possession, Interim Financing and Post-Confirmation Funding Agreement (the “DIP Financing Agreement”) with Summit Growth Management, LLC, a Nevada limited liability company controlled by Steven G. Mihaylo (“Summit”).  Under the terms of the DIP Financing Agreement, Summit loaned $1,000,000, half of which was disbursed upon the Court’s approval of the Funding Agreement and the other half of which was disbursed approximately 60 days after the first disbursement.  Summit will loan an additional $1,000,000 (“Post-Confirmation Financing”), half of which will be disbursed within ten days after entry of an order confirming a Reorganization Plan and the other half of which will be disbursed six months thereafter.  As of the date of this Information Statement, the Company has been advanced a total of $1,100,000 before deduction of fees and expenses.  All amounts drawn under the DIP Financing Agreement bear interest at 10% per annum and are secured by all of the assets of SKYE.  Principal and interest under the Interim DIP Financing shall be due at the later of (i) the entry of a final decree closing the bankruptcy proceeding or (ii) two years from the initial disbursement of the Interim DIP Financing.  Principal and interest under the Post-Confirmation Financing shall be due two years from the date of the initial disbursement of the Post-Confirmation Financing.  Subject to a prior repayment of the first $1,000,000 advanced to the Company under the DIP Financing Agreement, the Post Confirmation Funding of $1,000,000 will continue as a revolving credit facility available to the Company.

Purchase of Common Stock.  During the year ended December 31, 2008, Ted Marek and Steven Mihaylo purchased 316,400 and 1,000,000 shares, respectively, for total cash consideration of $421,250.

Issuance of Common Stock to Repay Debt.  During the year ended December 31, 2008, we issued shares of Common Stock to the following officers and directors for repayment of debt:

Name	Number of Shares Issued	Amount of Debt Repaid
Wesley G. Sprunk	196,000	$62,720
Ted Marek	1,371,875	$439,000
Perry Logan	1,371,875	$439,000
Gregg Johnson	448,500	$143,520

Future Transactions.  All future affiliated transactions are expected to be made or entered into on terms that are no less favorable to the Company than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of the Company’s Board of Directors are asked to approve future affiliated transactions. The Company believes that all of the transactions described above have been on terms as favorable to it as could have been obtained from unaffiliated third parties as a result of arm’s length negotiations.

Conflicts of Interest.  In accordance with the laws applicable to the Company, its directors are required to act honestly and in good faith with a view to the Company’s best interests. In the event that a conflict of interest arises at a meeting of the Board of Directors, a director who has such a conflict is expected to disclose the nature and extent of his interest to those present at the meeting and to abstain from voting for or against the approval of the matter in which he has a conflict.

Director Independence

Our Common Stock trades in the OTC Bulletin Board.  As such, we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent.

Since we are not currently subject to corporate governance standards relating to the independence of our directors, we choose to define an “independent” director in accordance with the NASDAQ Global Market’s requirements for independent directors (NASDAQ Marketplace Rule 5605(a)(2)).  The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company.

Wesley G. Sprunk is the only independent director under the above definition.  We do not list that definition on our Internet website.

Section 16(a) Beneficial Ownership Reporting Compliance

           Officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934.  The following table sets forth reports that were not filed on a timely basis during the most recently completed fiscal year:

Reporting Person	Date Report Due	Date Report Filed
Perry D. Logan	Form 4 due March 06, 2009	April 23, 2009
Perry D. Logan	Form 4 due August 25, 2009	August 27, 2009
Perry D. Logan	Form 4 due November 06, 2009	November 18, 2009
Perry D. Logan	Form 4 due January 4, 2010	January 6, 2010
Thaddeus (Ted) F. Marek	Form 4 due January 2, 2009	January 6, 2009
Thaddeus (Ted) F. Marek	Form 4 due March 06, 2009	April 23, 2009
Thaddeus (Ted) F. Marek	Form 4 due August 19, 2009	August 27, 2009
Gregg C. Johnson	Form 4 due October 13, 2009	November 18, 2009

Director Indemnification

Under the corporate laws of the State of Nevada and our Articles of Incorporation, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our Bylaws also provide for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Nevada law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stockholder Communications

The Company has no policy regarding stockholder communications; however, stockholders may contact any of the Company’s directors by writing to them at Suite 104, 7701 East Gray Road, Scottsdale, Arizona 85260.

Historically, the Board has not received stockholder communications and therefore, the Board does not have a formal process in place for handling such communications.

Executive Officers

Information relating to our non-director executive officers is as follows:

Name	Age	Current Position with Company
L. Fred Huggins, Jr.	60	Senior Vice President – Sales & Marketing
David P. Allen	35	Vice President Engineering

The executive officers have provided the following information about themselves:

L. Fred Huggins, Jr., Senior Vice President-Sales & Marketing

Mr. Huggins started his career with the Company as our Senior Vice President – Sales & Marketing in March 2009 after leaving a competitor company in the electric tankless industry.  Prior to this Mr. Huggins was Executive Vice President of Universal Metal Industries, Inc. and the President of Artech USA, LLC. Mr. Huggins had served in those positions since January 2002 and led all aspects of sales, marketing, and administration for the range hood manufacturing company, as well as launching the new brand and company of Artech. Beginning in 1979, Mr. Huggins held various positions and titles for the Whirlpool Corporation handling various aspects of sales and marketing, the most recent being the Purchase Experience and product launch manager for Whirlpool Corporation from April 1996 through December 2001. During that time, Mr. Huggins was the project lead delivering nationwide experiential new product launches that included developing launch strategy, budgets, scheduling, executing and follow up of the launch. Mr. Huggins also worked as a Division and Sales Manager of the Retail Channel, a Manager of Retail Marketing Education and Builder Marketing Education, a Field Sales Manager, and an Account Manager for the Whirlpool Corporation. Mr. Huggins received a Bachelor of Science in Business Administration from Florida State University and performed Graduate Studies at the University of South Florida.

David P. Allen, Vice President Engineering

David Allen has been a Vice President of the Company since March 2010.  He has worked as an engineer in high tech industry in Arizona since 1997, including large entities like Honeywell and Microsemi Corporation, and smaller, designed-based and manufacturing enterprises.  The fields in which he has been part include aerospace, military, and medical industry, as well as commercial ventures.  His specialties are centered on program management, design, prototyping, manufacturing and test with a special focus on electronics, electro-mechanical assemblies, and finished products.  Mr. Allen obtained his B.S.M.E. from Arizona State University in 1996.

The term of office of each officer ends at the next annual meeting of our board of directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualified.  The Board of Directors expects that it will elect the current officers (including those also currently serving as directors) to return to their positions as officers of our Company until the next annual meeting of stockholders.

We are not aware of any material proceedings to which any of the non-director executive officers, or any associate of any such officer, is a party adverse to us or has a material interest adverse to us or to any of our subsidiaries.  There are no family relationships between any of our non-director executive officers.  During the last five years, none of the non-director officers has (i) had any bankruptcy petition filed by or against any business of which such person was an officer; (ii) had any conviction in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Executive Compensation

The table below sets forth the remuneration of our chief executive officer during our last two completed fiscal years (the years ended December 31, 2009 and December 31, 2008), as well as other executive officers whose total annual compensation equaled or exceeded $100,000.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Perry Logan, Chief Executive Officer, President	2009 2008	-0- -0-	-0- -0-	130,0001 120,000	190,3892 77,192	-0- -0-	-0- -0-	-0- -0-	320,389 197,192
Thaddeus (Ted) F. Marek, Chief Finan-cial and Accounting Officer, Secretary-Treasurer3	2009 2008	-0- -0-	-0- -0-	130,0001 120,000	190,3892 77,192	-0- -0-	-0- -0-	-0- -0-	320,389 197,192
Gregg C. Johnson, Executive Vice President	2009 2008	120,000 130,000	-0- 5,073	40,0004 -0-	190,3892 77,192	-0- -0-	-0- -0-	2,393 847	352,782 213,112
Louis Fred Huggins Vice President Sales and Marketing	2009 2008	60,962 -0-	-0- -0-	14,2755 -0-	-0- -0-	-0- -0-	-0- -0-	5,268 -0-	80,505 -0-
_______________
1	Mr. Marek and Mr. Logan received 520,000 shares each for services rendered.
2
On March 1, 2009, each officer received an option to purchase 500,000 shares at $0.50 per share which is exercisable through March 1, 2014.  The options were valued using the Black-Scholes model with the following assumptions:  a stock price of $0.41, exercise price of $0.50, 5-year option, risk-free rate of 3.94 and a volatility rate of 231%.

3	Mr. Marek became Secretary-Treasurer on May 3, 2007 and assumed the additional roles as Chief Financial Officer and Chief Accounting Officer on October 28, 2008.
4
Mr. Johnson received 40,000 shares of Common Stock at $.25 per share as a year-end bonus and 120,000 shares of Common Stock at $.25 per share as compensation per employment agreement.  Mr. Johnson resigned as an officer in March 2010.

5	Mr. Huggins received 20,000 shares of Common Stock at $.25 per share as a year-end bonus and 37,100 shares of Common Stock at $.25 per share as compensation per employment agreement.

We entered into Personal Services Agreements with Perry D. Logan and Thaddeus (Ted) F. Marek, dated May 15, 2008 that ended on December 31, 2008, which provided for automatic renewals for successive 12-month periods unless earlier terminated.  Under the terms of the agreements, we are obligated to pay each of them annual cash compensation of $120,000 and reimburse them for vehicle operating and insurance costs.  The agreements may be terminated by the Company for cause or in the event of death or disability or by Mr. Logan or Mr. Marek upon 90 days prior written notice.  The agreements include a two-year non-compete provision.  At the discretion of Mr. Logan or Mr. Marek, the cash compensation may be paid in the form of shares of our Common Stock priced at the lowest closing bid price of the stock over the ten trading days prior to the issuance of the shares. Since the inception of these Agreements, all fees pursuant thereto have been paid in restricted common shares issued at a deemed price of $0.25 per share. In both of the years ended December 31 2008 and 2009, Mr. Logan and Mr. Marek each received options to purchase 500,000 shares of Common Stock exercisable at $0.50 per share for a period of five years and piggy-back registration rights with respect to the shares.

For the 2009 fiscal year, the Company paid Gregg C. Johnson annual cash compensation of $150,000 and provided a monthly car allowance of $500 per month as well as reimbursement of vehicle operating and insurance costs.  For 2009, $30,000 of the cash compensation was paid in the form of 120,000 shares of restricted Common Stock at a deemed price of $0.25 per share and $10,000 year-end bonus that was paid in the form of 40,000 shares of restricted Common Stock at deemed price of $0.25 per share. In both 2008 and 2009, Mr. Johnson received options to purchase 500,000 shares of Common Stock, exercisable at $0.50 per share for a period of five years, and piggy-back registration rights with respect to the underlying shares issued pursuant thereto.  Mr. Johnson does not have a written agreement with the Company.  Mr. Johnson resigned as an officer in March 2010 but continues to provide part-time services as a consultant.

For the 2009 fiscal year, the Company paid L. Fred Huggins annual cash compensation of $75,237.  For the year ended 2009, $9,275 of the cash compensation was paid in the form of 37,100 shares of restricted Common Stock at a deemed price of $0.25 per share and $5,000 year-end bonus that was paid in the form of 20,000 shares of restricted Common Stock at deemed price of $0.25 per share. Mr. Huggins does not have a written agreement with the Company.
Outstanding Equity Awards at Fiscal Year-End
Name	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested(#)	Market Value of Shares or Units of Stock that have not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Perry Logan	500,000	-0-	-0-	0.50	10/1/2013	-0-	-0-	-0-	-0-
Perry Logan	500,000	-0-	-0-	0.50	3/1/2014	-0-	-0-	-0-	-0-
Thaddeus (Ted) Marek	500,000	-0-	-0-	0.50	10/1/2013	-0-	-0-	-0-	-0-
Thaddeus (Ted) Marek	500,000	-0-	-0-	0.50	3/1/2014	-0-	-0-	-0-	-0-
Gregg C. Johnson	500,000	-0-	-0-	0.50	10/1/2013	-0-	-0-	-0-	-0-
Gregg C Johnson	500,000	-0-	-0-	0.50	3/1/2014	-0-	-0-	-0-	-0-

ITEM 3. RATIFICATION OF INDEPENDENT AUDITORS

The second item to be acted upon at the Annual Meeting is the ratification of the Board of Directors’ selection of our independent registered public accounting firm.

The Board of Directors has appointed Mantyla McReynolds LLC (“Mantyla”) as our independent registered public accounting firm to examine our financial statements for the current fiscal year ending December 31, 2010 and to perform other appropriate accounting services.

On September 14, 2009, we dismissed Seale & Beers, LLC as our independent registered public accounting firm, and engaged Mantyla.  Our Board of Directors of the registrant approved of the dismissal of Seale & Beers and the engagement of Mantyla as our independent auditor.  Mantyla has no relationship with us other than that arising from their employment as our independent registered public accounting firm.

As we engaged Seale & Beers as of August 10, 2009, Seale & Beers did not issue a report on our financial statements for the fiscal years ended December 31, 2008 or 2007.

During our two most recent fiscal years and the period through September 14, 2009, there were no disagreements with Seale & Beers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Seale & Beers, would have caused it to make reference to the subject matter of the disagreements in connection with its report.  Further, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K occurring during our two most recent fiscal years and the period through September 14, 2009.

During the period prior to the engagement of Mantyla, neither we nor anyone on our behalf consulted Mantyla regarding the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.  Further, Mantyla has not provided written or oral advice to us that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues.

We provided a copy of the foregoing disclosures to Seale & Beers prior to the date of the filing of our report on Form 8-K and requested that Seale & Beers furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the statements in Item 4.01 of our Form 8-K. A copy of the letter furnished in response to that request was filed as Exhibit 16.1 to the Form 8-K.

While we are not required to do so, we are submitting the appointment of Mantyla to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010 for ratification in order to ascertain the views of our stockholders on this appointment.  If the appointment is not ratified, the Board of Directors will reconsider its selection.

Audit Fees.  During the year ended December 31, 2009, Moore & Associates, Chartered, billed the Company $12,500 for the audit of the 2008 annual financial statements.  In August 2009, we were informed that the Public Company Accounting Oversight Board (“PCAOB”) revoked the registration of Moore & Associates, which was serving as our independent auditors.  The revocation was a result of Moore’s violation of PCAOB rules and auditing standards.  This revocation of Moore’s registration required us to have the financial statements for the year ended December 31, 2008 reaudited.  Therefore, we engaged the services of Mantyla to re-audit the 2008 annual financial statement and to review the 2009 quarterly and audit the 2009 annual financial statements. During the year ended December 31, 2009, Mantyla billed us $12,500 for their services.

Audit-Related Fees.  There were no fees billed for services reasonably related to the performance of the audit or review of our financial statements outside of those fees disclosed above under “Audit Fees” for fiscal years 2009 and 2008.

Tax Fees.  There were no fees billed for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning for fiscal years 2009 and 2008.

All Other Fees.  There were no fees billed for products and services provided by our principal accountant, other than the services reported above, for fiscal years 2009 and 2008.

Pre-Approval Policies and Procedures.  Prior to engaging the accountants or auditors to perform a particular service, the Company’s Board of Directors obtains an estimate for the service to be performed. The Board in accordance with Company procedures approved all of the services described above.

Representatives of Mantyla are not expected to be present at the Annual Meeting.  However, if representatives should attend, they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

REPORT OF AUDIT COMMITTEE

The audit committee reviewed and discussed the audited financial statements with management, as discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.  The audit committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.  Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K.

Thaddeus (Ted) Marek
Wesley G. Sprunk

ADDITIONAL INFORMATION

Stockholder Proposals

The 2011 Annual Meeting of Stockholders has not yet been scheduled.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to our Company Secretary in a timely manner.  In order to be included in the proxy statement for the 2011 Annual Meeting of Stockholders, stockholder proposals must be received by our Company Secretary no later than December 31, 2010, and must otherwise comply with the requirements of our Bylaws and Rule 14a-8.  No such stockholder proposals have been received for the 2010 Annual Meeting of Stockholders.

If a stockholder who has notified the Company Secretary of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the proposal will not be presented for a vote at such meeting.

Stockholder Nominations of Directors

If a stockholder wishes to nominate an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely nomination to the Company Secretary.  In order to nominate a director for the 2011 Annual Meeting of Stockholders, stockholder nominations must be received by our Company Secretary no later than December 31, 2010.  No such stockholder nominations have been received for the 2010 Annual Meeting of Stockholders.

A proper stockholder nomination for director must include the following information:

1.	Nominee Information:
a.	The name, age, business address and residence address of each nominee.
b.	The principal occupation or employment of each nominee.
c.	The class and number of Company shares which are beneficially owned by each nominee on the date of such stockholder’s notice.
d.
Any other information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor statute thereto (including, without limitation, each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

2.	Nominating Stockholder Information:
a.	The name and address, as they appear on the Company’s books, of the nominating stockholder and any other stockholders known by such stockholder to be supporting each nominee.
b.	The class and number of Company shares which are beneficially owned by the nominating stockholder on the date of such stockholder’s notice.
c.
A representation that the stockholder is a holder of record of Company stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

3.	Related Agreements and Understandings:
a.
A description of all arrangements or understandings between the nominating stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

If a stockholder who has notified the Company Secretary of his intention to make a nomination at an annual meeting does not appear or send a qualified representative to make his nomination at such meeting, the nominee will not be included on the ballot distributed at the meeting.

Annual Report and Quarterly Report to Stockholders

Our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 accompanies this information statement and is also available for viewing on the Internet at www.vfnotice.com/skyeinternational.  The Annual Report contains financial statements audited by Mantyla McReynolds LLC, our independent registered public accounting firm.  The Annual Report and Quarterly Report are considered as having been incorporated by reference.  If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits.  You can request exhibits to the Form 10-K by writing to our Company Secretary at SKYE International, Inc., 7701 East Gray Road, Suite 104, Scottsdale, Arizona 85260.

Questions

If you have any questions or need more information about the annual meeting, write to us at SKYE International, Inc., 7701 East Gray Road, Suite 104, Scottsdale, Arizona 85260, Attention: Company Secretary,
or call us at (480) 993-2300.

By Order of the Board of Directors,

Perry D. Logan
Chief Executive Officer and Director

July 19 , 2010